Exhibit 23.4

CONSENT OF EXPERT

To: Silver Dragon Resources, Inc. (the "Company")

I, Douglas R. Wood II, P. Geo, do hereby consent to the filing with the United States Securities and Exchange Commission of the technical report entitled "National Instrument 43-101 Technical Report for Silver Dragon Resources Inc. on the Cerro Las Minitas Property, Guadalupe Victoria, Durango Mexico" dated January 23, 2007, relating to the Cerro Las Minitas Project located in Guadalupe Victoria, Durango Mexico (the "Technical Report") and any extracts from or a summary of the Technical Report in the Registration Statement on Form SB-2/A (Amendment No. 2) dated July 20, 2007 (the "Registration Statement") of the Company.

I also consent to the use of my name in the Registration Statement.

Dated this day of July 20, 2007.

By:	/s/ Douglas R. Wood II
Name: Douglas R. Wood II, P. Geo Title: Licensed Professional Geologist